Exhibit 2.5

MICT, INC.

MICT FINTECH LIMITED

Senior Secured Promissory Note

Original Issuance Date: February 9, 2023 Maturity Date: February 9, 2025	Original Principal Amount: U.S. $204,000,000

FOR VALUE RECEIVED, MICT, Inc., a Delaware corporation (“MICT”), and MICT Fintech Limited, a British Virgin Islands business company and a wholly-owned subsidiary of MICT (“MICT Fintech” and, collectively, with MICT, the “Issuer”), hereby promises to pay to the order of DOZY MMOBUOSI or his heirs, successors and permitted assigns (“Holder”), in lawful money of the United States of America, the principal sum of TWO HUNDRED FOUR MILLION DOLLARS ($204,000,000) (the “Principal Amount”), together with interest thereon as provided below. Reference is hereby made to that certain Securities Purchase Agreement among the Issuer, the Holder, and MICT of even date herewith (the “Securities Purchase Agreement”), of which the form of this Note forms an exhibit. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them as set forth in the Securities Purchase Agreement.

1. Maturity. Unless an Event of Default has occurred, the Principal Amount of this note (the “Note”), together with all interest as accrued thereon, shall be due and payable twenty-four (24) months from the Original Issuance Date set forth above (the “Maturity Date”). Payments made on this Note, if any, will be applied first to any costs and expenses incurred by Holder in connection with the collection of amounts owing pursuant to this Note following an Event of Default, then to accrued interest, and then to reduction of principal, or as otherwise determined at Holder's discretion.

2. Interest. Unless an Event of Default has occurred, this Note shall bear interest at the rate of five percent (5%) per annum, which shall be payable at the Maturity Date, together with the Principal Amount, in cash via wire transfer. Interest hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

3. Rank. All payments due under this Note shall rank senior to all unsecured obligations of MICT Fintech and any of its Subsidiaries including, without limitation, Tingo Foods.

4. Security; Debenture. As security for the Issuer’s payment of this Note, Tingo Foods shall execute that certain All Assets Debenture (in the form attached to the Securities Purchase Agreement as an exhibit thereto), of even date herewith (the “Debenture”), in favor of the Holder, wherein Tingo Foods, as “Chargor”, has pledged to the Holder a first position security interest in all of the assets and properties of Chargor. Reference is made to the Debenture for a description of the obligations and duties of Chargor in connection with the Debenture and this Note and the collateral of Chargor secured thereby.

5. Covenants. MICT Fintech, for itself and its Subsidiaries (collectively, the “MICT Fintech Group”), agrees that, so long as any amount payable under this Note remains unpaid, it will not, and will cause Tingo Foods not to, without the prior written consent of the Holder (which shall not be unreasonably withheld, delayed or conditioned):

5.1. No Additional Indebtedness. Create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, or (vi) secured by a Lien (as defined below) on any asset of Tingo Foods, whether or not such obligation is assumed by the Issuer or Tingo Foods (except as permitted by Section 5.2 below) (any and all such obligations, collectively referred to herein as “Indebtedness”), except:

(a) Indebtedness secured by an asset-based loan for working capital needs of the MICT Fintech Group on terms and conditions which are mutually acceptable to the Issuer and Holder;

(b) Indebtedness for borrowed money existing on the date hereof and set forth on the balance sheet of Tingo Foods as of the Closing Date, as may be refinanced, restated, extended or amended;

(c) Indebtedness secured by a Lien on property or equipment that is incurred for the purpose of financing all or any part of the cost of acquiring such property (including Indebtedness pursuant to a newly formed subsidiary); and

(d) Indebtedness incurred in connection with Liens permitted to be incurred under Section 5.2 hereof.

5.2. No New Liens. Create, incur, assume or suffer to exist any lien, claim, pledge, charge, security interest or encumbrance of any kind (“Liens” or, individually, a “Lien”) on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date hereof;

(b) Liens for taxes or assessments and similar charges either (x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Issuer shall have set aside on its books adequate reserves;

(c) Liens incurred or pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security benefits, or securing the performance bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

(d) Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, materialmen’s and vendors’ Liens, incurred in good faith in the ordinary course of business;

(e) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of Tingo Foods or materially impair the use of such property in the operation of Tingo Foods’ business;

(f) other Liens incidental to the conduct of the business of Tingo Foods or the ownership of its property and assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate detract from the value of its property or assets in an amount greater than $2,000,000; and

(g) Liens securing indebtedness described in Sections 5.1(a) through 5.1(d) above.

5.3. Limitations on Transfer Payments. Permit Tingo Foods to pay any amounts to or on behalf of MICT or any Subsidiary thereof, excepting Tingo Foods.

5.4. Limitations on Dividends or Distributions. Declare or make any cash dividend, distribution or other payment on any equity securities of Tingo Foods.

6. Default.

6.1. Events of Default. Any one of the following occurrences shall constitute an “Event of Default” under this Note:

(a) The Issuer shall fail to pay the Principal Amount of this Note and accrued interest thereon when due and payable (whether at the Maturity Date, upon acceleration or otherwise) with or without written notice from the Holder of such failure;

(b) A material breach by the Issuer of the terms of this Note, the Debenture, or the Securities Purchase Agreement that remains uncured for a period of ten (10) Business Days following written notice to the Issuer;

(c) The Issuer fails to make a required payment or payments on indebtedness for borrowed money (it being understood that obligations with respect to payables owed to vendors are not indebtedness for borrowed money), when due or within any applicable grace period, of Two Million Dollars ($2,000,000) or more in aggregate principal amount (unless the failure to make such payment is being made in connection with Issuer’s good faith contesting of amounts due thereunder);

(d) There shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Issuer or any Subsidiary of Two Million Dollars ($2,000,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) Business Days of receipt by the Issuer or such Subsidiary of notice of such acceleration);

(e) The Issuer shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any unit exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

(f) One or more judgments in an aggregate amount in excess of Two Million Dollars ($2,000,000) shall have been rendered against the Issuer or any Subsidiary and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable;

(g) The Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Issuer; or the Issuer is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against the Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Issuer or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, “Insolvency Events”); or

(h) Any Insolvency Event shall have occurred with respect to any Subsidiary of the Issuer.

6.2. Rights Upon Default. Upon the happening of any Event of Default, (i) the unpaid Principal Amount shall become due immediately and payable in full in cash with interest accruing thereon until paid in full, and (ii) Holder shall have and may exercise any and all rights and remedies available hereunder, at law and in equity.

6.3. Default Interest Rate. Upon an Event of Default, the rate of interest applicable to this Note shall be the lesser of: ten percent (10%) per annum; or (ii) the highest rate permissible under New York law.

6.4. Remedies not Cumulative. The remedies of Holder, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Any act, omission or commission of Holder, including, specifically, any failure to exercise any right, remedy or recourse, shall be released and be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

7. Attorneys’ Fees and Costs. If, following an Event of Default, (i) this Note is referred to an attorney for collection or enforcement, or if this Note is collected upon or enforced through any legal proceeding; (ii) an attorney is retained to represent Holder in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Note, or (iii) an attorney is retained to represent Holder in any other proceedings whatsoever in connection with this Note, the Issuer agrees to pay to Holder all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, both before and after judgment, and before any legal action is filed with a court of competent jurisdiction.

8. Payments and Notices. All payments shall be made via wire transfer to an account designated in writing by Holder to the Issuer at least ten (10) Business Days prior to the due date of such payment, and Holder shall bear any costs (administrative or otherwise) imposed in connection with such payments by the financial institution where such account is maintained. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Any notice required or permitted to be served hereunder shall be in writing and shall be delivered personally, or by express, overnight or courier service, by regular or certified mail, email, or by facsimile transmission (with a confirming copy sent by U.S. Mail, registered or certified, return receipt requested) to the addresses of the Issuer and Holder as set forth in the Note Purchase Agreement.

9. Prepayment. The Issuer shall have the right at any time and from time to time to prepay the Principal Amount of this Note in whole or in part, without premium or penalty, upon at least two (2) Business Days’ prior written notice. Any prepayment hereunder shall be accompanied by interest on the Principal Amount or portion thereof being prepaid to the date of prepayment.

10. Waiver. The Issuer, for itself, its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any liable party, and any other indulgence or forbearance, and is and shall be directly and primarily, liable for the amount of all sums owing and to be owed hereon, and agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time by mutual consent without in any way affecting or diminishing the Issuer's liability hereunder.

11. Transfer. Holder shall have the right to transfer this Note or any interest therein in any transaction meeting the requirements of applicable securities laws..

12. Illegality and Severability. In no event shall the amount paid or agreed to be paid hereunder (including all interest and the aggregate of any other amounts taken, reserved or charged pursuant to this Note which under applicable law is deemed to constitute interest on the indebtedness evidenced by this Note) exceed the highest lawful rate permissible under applicable law; and if under any circumstances whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances Holder should receive as interest an amount which would exceed the highest lawful rate allowable under law, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under this Note and not to the payment of interest, or if such excess interest exceeds the unpaid balance of principal, the excess shall be refunded to the Issuer. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remaining provisions of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

13. Governing Law. The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Note and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

14. Venue and Jurisdiction; Waiver of Jury Trial. Any action or proceeding arising out of or relating to this Note or the transactions contemplated by this Note must be brought in the courts of the State of New York, New York County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each of the Issuer and, by its acceptance hereof, the Holder knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, Proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note or the transactions contemplated by this Note or the actions of any party to this Note in the negotiation, administration, performance or enforcement of this Note.

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed by its duly authorized representative as of the date first above written.

MICT, INC.

By	/s/ Darren Mercer
Darren Mercer
CEO

MICT FINTECH LIMITED

By	/s/ Darren Mercer
Darren Mercer
Director